Exhibit (a)(1)(B)

SHARE ACCEPTANCE FORM

ACCEPTANCE FORM FOR THE U.S. OFFER TO PURCHASE FOR CASH ALL OUTSTANDING ORDINARY SHARES, NO NOMINAL VALUE, HELD BY U.S. HOLDERS OF ABLYNX NV FOR €45.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST BY SANOFI

Acceptance Form for Shares only

TO BE COMPLETED AND SUBMITTED IN DUPLICATE TO THE U.S. SHARE TENDER AGENT AND/OR THE FINANCIAL INTERMEDIARY NO LATER THAN MAY 4, 2018, 5:00 P.M. (NEW YORK CITY TIME) OR ANY LATER DATE ANNOUNCED IN THE EVENT OF AN EXTENSION, OR ANY EARLIER DEADLINE SET BY THE FINANCIAL INTERMEDIARY

I, the undersigned,

Legal entity:

Name and legal form:
Registered office:
Country:
Validly represented by:	1. (name, surname, domicile and capacity) 2. (name, surname, domicile and capacity)

Natural person:

Surname:
Name:
Domicile:
Surname:
Nationality:
Passport number:

declare after having had the opportunity to read the Offer to Purchase, dated April 4, 2018 (the “Offer to Purchase”) published by Sanofi, a French société anonyme (“Sanofi”) relating to its offer to purchase (i) up to 100% of the issued and outstanding ordinary shares, no nominal value (“Shares”) of Ablynx NV, a Belgian naamloze vennootschap (“Ablynx”) from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and (ii) up to 100% of the Shares of Ablynx represented by outstanding American Depositary Shares of Ablynx (each, an “ADS” and collectively, “ADSs”) issued by JPMorgan Chase Bank, N.A., acting as depositary (the “Depositary”), pursuant to that certain Deposit Agreement, dated as of September 5, 2014, among Ablynx, the Depositary and all holders from time to time of

American depositary receipts (“ADRs”) issued thereunder (as amended, the “Deposit Agreement”), from all holders, wherever located (the “U.S. Offer”) that:

i.	I accept the terms and conditions of the U.S. Offer described in the Offer to Purchase;

ii.	I hereby agree to transfer the Shares identified in this Share Acceptance Form, and which I fully own, to Sanofi, in accordance with the terms and conditions of the Offer to Purchase, for a price consisting of a payment in cash of EUR 45.00 for each Share (the “Offer Price”);

iii.	I shall transfer the Shares in accordance with the acceptance process described in the Offer to Purchase; and

iv.	I acknowledge that all representations, warranties and undertakings deemed to be made or given by me under the Offer to Purchase are incorporated in this Share Acceptance Form with respect to the transfer of my Shares.

I hold the following Shares:

Shares
Number	Instructions
These Shares are available on my securities account with the following details:

Name of bank:

IBAN:

BIC/SWIFT:

I hereby authorise
(the U.S. Share Tender Agent if I have an account there or if the account is held elsewhere the relevant financial intermediary) to transfer these Shares from my securities account to the U.S. Share Tender Agent in favor of Sanofi.

I hereby request that on the date of payment, the Offer Price of the transferred Shares, as relevant, be credited to my following account:

Name of bank:
IBAN:
BIC/SWIFT:

I am aware, agree and confirm that:

i.	in order to be valid, this Share Acceptance Form must be submitted in duplicate in accordance with the applicable acceptance procedure as set forth in the Offer to Purchase (Section 3), to the U.S. Share Tender Agent and/or the financial intermediary no later than May 4, 2018, 5:00 p.m. (New York City time) or any later date announced in the event of an extension, or any earlier deadline set by the financial intermediary;

ii.	I am duly authorised to transfer my Shares and all authorizations, formalities or procedures required to that end have been duly and successfully obtained, accepted, completed and/or carried out;

iii.	I may withdraw my acceptance during the period during which I tendered my Shares and that for the withdrawal of such acceptance to be valid, I must deliver to the financial intermediary, to which I had delivered my Share Acceptance Form, the Share Withdrawal Form (set forth in Section 4 of the Offer to Purchase); the Share Withdrawal Form must be received by the U.S. Share Tender Agent at the latest before 5:00 p.m. (New York City time) on the Initial Expiration Date (or the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable);

iv.	if the Shares are co-owned by two or more holders, each of them must sign this same Share Acceptance Form; if the Shares are subject to beneficial ownership, both the bare owner and the beneficial owner must sign this Share Acceptance Form; if the Shares are pledged, both the pledging debtor and the creditor benefiting from such pledge must sign this Share Acceptance Form with the understanding that the creditor benefiting from the pledge will be deemed irrevocably and unconditionally to renounce and release the shares concerned from his pledge;

v.	Sanofi shall bear the potential tax on stock market transactions; the U.S. Share Tender Agent shall not charge the Shareholders any commission, fees or other costs under the U.S. Offer; Shareholders registering their acceptance with a financial institution other than the U.S. Share Tender Agent are requested to inquire about any costs they could incur in connection with the U.S. Offer; and

vi.	I have received all information necessary to be able to take a decision on the U.S. Offer with full knowledge of the facts, and I am fully aware of the risks it entails and have inquired about the taxes I could owe in the framework of the transfer of my Shares to Sanofi which, if need be, I shall bear in full.

Except where indicated to the contrary, the terms used in this Share Acceptance Form shall have the same meaning as in the Offer to Purchase.

***

Done in duplicate at (place)	on (date)	2018.

The Shareholder	The U.S. Share Tender Agent / other financial intermediary

(signature)	(signature)
(name, first name)	(financial intermediary)

(signature)
(name, first name)

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